Exhibit 10.1

FEZDALE INVESTMENTS LIMITED

P.O. Box 957, Offshore Incorporations Centre,
Road Town, Tortola, British Virgin Islands

July 3, 2010

By Hand Delivery
Changjun Yu

Dear Mr. Changjun Yu,

     The purpose of this letter agreement (the “Agreement”) is to confirm your employment arrangement with Fezdale Investments Limited, on the following terms and conditions:

     1. Duties. You will be employed as the Chief Executive Officer and President of FEZDALE INVESTMENTS LIMITED (the “Company”) and its subsidiaries (collectively the “Group”), subject to the supervision of the board of directors. You shall have such responsibilities and duties consistent with your position and as may from time to time be assigned to you by the Company, and shall have all of the powers and duties usually incident to such position. You shall devote your entire business time, energies, attention and abilities to the business of the Group unless otherwise authorized by the board of directors. You shall devote your entire business time, energies, attention and abilities to the business of the Group unless otherwise authorized by the board of directors. During your employment by the Group, you shall not engage in any activity or have any business interest which in any manner interferes with the proper performance of your duties, conflicts with the interest of the Group or brings into disrepute the business reputation of the Group.

     2. Salary. Your salary will be at the rate of Six Hundred Thousand Renminbi (RMB 600,000) per year, to be paid in monthly installments or otherwise in accordance with the Group’s normal payroll practices.

     3. Bonus. You shall be eligible for a bonus, which will be payable in the sole discretion of the Group based upon your performance and the Group’s performance during any year of your employment with the Group.

     4. Term of Employment. Either you or the Group may end your employment with 2 months notices or two months salary in lieu of notice.

     5. Vacation. You shall be entitled to accrue up to twenty paid vacation days per year. You may not take more than 10 vacation days consecutively. All vacation days will be taken at times mutually agreed by you and the Group and will be subject to the business needs of the Group. Vacation days will not be carried over to future years of employment.

     6. Incentive and Other Plans. You will be entitled to participate in such pension, major medical, life insurance and other plans and benefit programs as may be made available from time to time to employees of the Group having responsibilities comparable to yours and under the terms of which you are eligible to participate.

     7. Group Policies. You shall at all times be subject to and comply with policies, rules and procedures of the Group then in effect, including without limitation with respect to hours of work, holidays, vacation and sick leave and pay, conflict of interest, improper payments, political contributions and payments to government officials.

     8. Patents. You hereby assign to the Group all rights to any inventions, techniques, processes, concepts, ideas, programs, source codes, formulae, research and development and marketing plans, whether or not patentable or copyrightable, made, conceived or reduced to practice by you during the course of your employment by the Group.

     9. Covenants. During your employment by the Group and at all times thereafter, you shall not (a) disrupt, disparage, impair or interfere with the business of the Group or (b) disclose to anyone else, directly or indirectly, any proprietary or business sensitive information concerning the business of the Group or use, or permit or assist, by acquiescence or otherwise, anyone else to use, directly or indirectly, any such information. Such information shall include information not previously made generally available to the public or to the trade by the Group’s management, with respect to the Group’s or any of its affiliates’ products, facilities, applications and methods, trade secrets and other intellectual property, systems, procedures, manuals, confidential reports, product price lists, customer lists, technical information, financial information (including the revenues, costs or profits associated with any of the Group’s products), business plans, prospects or opportunities, or other information to the extent not generally known to the public which, if released to unauthorized persons, could be detrimental to the reputation or business interests of the Group or parties with which the Group contracts or which would permit such person to benefit improperly. Such information does not include any information which is or becomes generally available to the public or is generally known in the industry or industries in which the Group operates other than as a result of disclosure by you in violation of this agreement.

     10. Group Property. Upon termination of your employment for any reason, you shall promptly deliver to the Group all property belonging to Group, in whatever form, and shall not retain any copies of any correspondence, reports, lists or other documents relating in any way to the affairs of the Group or its clients.

     11. Non-Solicitation. During the term of your employment by the Group and for a period of two (2) years following the termination of your employment, whether voluntary or involuntary, you shall not, directly or indirectly:

          (a) solicit customers or business patronage of the Group or any of its affiliates, or

          (b) approach or attempt to induce any person who is then in the employ of the Group to leave the employ of the Group or employ or attempt to employ any person who was in the employ of Group at any time during the prior twelve months.

     12. Non-Competition. In addition, and not in lieu of, any other agreements of Employee not to compete with, solicit employees or customers of, or solicit others having a relationship with the Group, Employee agrees that for the duration of his employment with and for two (2) years after the termination of Employee’s employment with the Group (the “Non-Competition Period”): Employee shall not, directly or indirectly, engage in, or have any interest in, any person, firm, corporation, undertaking or business (whether as an executive, officer, director, employee, agent, security holder, consultant, investor or similar position) that engages in a fruit processing business (“Competitive Business”).

Notwithstanding the above, the Employee may own, as an investor, holdings as part of a portfolio investment through mutual funds or other funds pooling investments in different corporations (the stock of which is publicly traded) some of which may be engaging in a Competitive Business, in each case when any and all the investment and voting decisions with respect to such voting stock are made by an unaffiliated third party fund manager; and

The Employee may serve as a shareholder, director, employee or officer of any entity that is not engaged in a Competitive Business.

     13. Notices. All notices hereunder shall be to the parties’ addresses set forth above for the Group and on the Signature Page for you, in writing and given by registered or certified mail, return receipt requested, postage and registration fees prepaid, and shall be deemed given when so mailed. The addresses set forth herein may be changed by notice given in the manner set forth in this Section.

     14. Miscellaneous. This Agreement (a) shall be governed by, and construed in accordance with, the Chinese laws, without regard for the conflict of laws principles thereof, (b) shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective heirs, legal representatives and assigns, but neither this Agreement nor any rights hereunder will be assignable or otherwise subject to hypothecation by you, (c) may not be changed orally but only by an agreement in writing signed by the party against whom any waiver, change, amendment, notification or discharge is sought, and (d) contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, oral or written, between the parties hereto. The invalidity of all or any part of any section of this Agreement shall not render invalid the remainder of this Agreement. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

Very truly yours,

FEZDALE INVESTMENTS LIMITED

By: /s/ Sing Kau Colman Cheng
Name: Sing Kau Colman CHENG
Title: Chief Financial Office

ACCEPTED AND AGREED TO AS OF THE DATE FIRST ABOVE WRITTEN:

/s/ Changjun Yu
Changjun YU

Address:  Room 801, Unit 4 #F Yigeng District
                  Dongfeng New Village, Daqing City